Exhibit 99.1

IIOT-OXYS, Inc. Announces Results for the Fiscal First Quarter Ended March 31, 2019

May 16, 2019 -- IIOT-OXYS, Inc. (OTCPink: ITOX): IIOT-OXYS, Inc. announced financial results for its Fiscal 2019 first quarter ended March 31, 2019.

Financial Highlights

•	Revenues for the quarter ended March 31, 2019 increased 213% to $42,837, as compared to $13,650 during the same period the prior year.
•	Gross Profit increased 525% to $30,668, as compared to $4,900 during the same period the prior year.
•	Net loss was $780,038, as compared to a net loss of $259,883 for same period the prior year.

Mr. Clifford Emmons, Chairman and Chief Executive Officer, stated, "I am pleased to announce the business plan and strategy we implemented in 2018 was executed as planned and the results we attained throughout the first quarter were in line with our expectations and budgets. Our ongoing projects combined with the new project we announced with a major pharmaceutical company continue to support our growth strategy and provide us with new business opportunities. Our sales and marketing team is working on new proposals in both the public and private sectors.”

“We have successfully differentiated ourselves from competitors by our predictive algorithms. We believe these provide manufacturers with machine uptime and maximizes operational efficiency. We support biotech, pharmaceutical and medical device companies with our sensors and artificial intelligence that requires products that must also pass rigorous review by governing bodies such as the FDA. Additionally, we are working with city, state and federal agencies by providing data on bridges and other civil infrastructures which allows for raw data to be processed and allows departments of transportations and politicians to ensure safety on roadways, implement repairs when needed and plan budgets accordingly,” concluded Mr. Emmons.

About Us

IIOT-OXYS, Inc. is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Andrew Barwicki
Phone: 516-662-9461
Email: andrew@barwicki.com

Source: IIOT-OXYS, Inc.